Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Health Insurance Innovations, Inc. for the registration of 800,992 shares of its common stock and to the incorporation by reference therein of our report dated March 25, 2014, with respect to the consolidated financial statements of Health Insurance Innovations, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

Tampa, Florida

February 9, 2015